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                                                                    EXHIBIT 99.3

                        VOICESTREAM WIRELESS CORPORATION
                               EXCHANGE OFFER FOR
                         ANY AND ALL OF THE OUTSTANDING
                         11 1/2% SENIOR NOTES DUE 2009
                                       OF
                             OMNIPOINT CORPORATION

                                                                  April 24, 2000

To Brokers, Dealers, Commercial Banks,
Trust Companies and other Nominees:

     We are enclosing herewith the materials listed below relating to the offer (the "Offer") by VoiceStream Wireless Corporation, a Delaware corporation (the "Offeror"), to exchange its new registered notes for any and all 11 1/2% Senior Notes due 2009 of Omnipoint Corporation (collectively, the "Notes") upon the terms and subject to the conditions set forth in the Prospectus dated the date hereof (as it may be supplemented from time to time, the "Prospectus").

     All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

     For your information and for forwarding to your clients, for whom you hold Notes registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. PROSPECTUS

          2. LETTER OF TRANSMITTAL for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, providing information relating to backup federal income tax withholding.

          3. NOTICE OF GUARANTEED DELIVERY to be used to accept the Offer if the Notes and all other required documents cannot be delivered to the Exchange Agent by the Expiration Date.

          4. A printed form of a "TO OUR CLIENTS" letter, including a Letter of Instructions, which may be sent to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer. This form will enable your clients to tender all Notes.

     DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

     The Offeror will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Offeror will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of Notes. The Offeror will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Notes pursuant to the Offer.
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     Any questions or requests for assistance or additional copies of the
Prospectus or the Letter of Transmittal may be directed to the Exchange Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Very truly yours,

--

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE OFFEROR, THE EXCHANGE AGENT, THE TRUSTEE WITH RESPECT TO ANY OF THE NOTES OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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